Exhibit 99.1

Acies Corporation Announces an Agreement to Acquire Shares, all Rights and Assets of LA Digital Post, Inc.

February 17, 2009 – Acies Corporation (OTCBB: ACIE), announced today that it has signed an agreement to purchase 100% of the shares of LA Digital Post, Inc. (“LA Digital”), and that following the closing of the transactions contemplated by the agreement, LA Digital will become a wholly-owned subsidiary of the company in exchange for 44,340 newly issued shares of Acies Corporation’s Series A preferred stock. The closing of the agreement is contingent upon, among other things, LA Digital obtaining the consent of their bank to complete the transaction, which transaction is required to close prior to March 31, 2009. Immediately after closing this transaction, it is anticipated that there will be approximately 73,984,095 shares issued and outstanding of common stock and 44,340 shares issued and outstanding of Series A preferred stock, which will have the right to convert into approximately 97% of Acies Corporation’s common stock following the consummation of several transactions contemplated by the agreement with LA Digital, including a planned 1:100 reverse stock split of Acies Corporation’s outstanding common stock.  In addition, Mr. Oleg Firer, Acies’s current Chief Executive Officer and Chairman will return shares to the Company for cancellation in exchange for the transfer, following the closing of the agreement with LA Digital and the other transactions contemplated in the agreement with LA Digital, of the business operations of Acies, Inc.

In connection with the acquisition, upon the effective date of the agreement with LA Digital, it is anticipated that Oleg Firer will resign as a Chief Executive Officer and President of the Company, Mr. William A. Goldstein will be appointed as Chief Executive Officer and as a Director of Acies Corporation while Mr. Firer will remain as a Chairman and Mr. Theodore Ferrara will remain as Director for the company.

Upon the closing of this transaction, Acies Corporation will change its business focus and will be engaged in the business of renting post production editing equipment to the entertainment industry.

About LA Digital Post, Inc.

LA Digital Post, Inc. (“LA Digital”) rents post-production editing systems to its clients on a short-term basis, typically six to 50 weeks, for use at the clients’ site or at one of the 99 editing rooms located at LA Digital’s four facilities in Los Angeles and New York. As part of editing system rentals, LA Digital provides custom configuration, full-service installation, and 24/7 technical support. LA Digital finds its strength in being very client focused with particular emphasis on 24/7 technical support.  LA Digital is based in Los Angeles, but has offices in New York to service clients on both coasts.  More information about LA Digital can be found by visiting their web site at www.ladigital.com.

About Acies Corporation

Headquartered in New York City, Acies Corporation is a financial services company that, through its wholly owned subsidiary, Acies, Inc., specializes in providing payment processing and online banking services to small, medium, and large-size merchants across the United States. Acies' payment processing services enable merchants to process Credit, Debit, Electronic Benefit Transfer (EBT), Check Conversion, and Gift & Loyalty transactions. Acies also offers traditional and next-generation point-of-sale (POS) terminals, which enable merchants to utilize Acies' payment processing services. Acies' banking services offer customers traditional banking services and the ability for customers to apply for an on-line bank account and pay bills electronically. For more information, visit http://www.aciesinc.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. The forward-looking statements contained in this press release are subject to risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission, including the risk factors in its form 10-K for the year ended March 31, 2008, 10-Qs, and other current reports. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.  Acies also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

For More Information, Please Contact:

Acies Corporation	LA Digital Post, Inc.
Oleg Firer	William A. Goldstein
Chief Executive Officer	Chief Executive Officer
Tel. 786-923-0523	Tel. 770-392-4898
Fax. 786-272-0696	Fax. 770-392-5269
Email oleg@aciesinc.com	Email will@ladigital.com